Exhibit 23.2

KPMG (Firm No. AF 0758) Chartered Accountants 1st Floor, Wisma Penang Garden 42, Jalan Sultan Ahmad Shah 10050 Penang, Malaysia.	Telephone Fax Internet	+60 (4) 227 2288 +60 (4) 227 1888 www.kpmg.com.my
Consent of Independent Auditors
The Board of Directors
SMART Modular Technologies Sdn. Bhd.
We consent to the incorporation by reference in the registration statement No. 333-131673 on Form S-8 of Smart Modular Technologies (WWH), Inc. of our report dated November 12, 2007, with respect to the balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2007 and August 25, 2006 and the related income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2007, August 25, 2006 and August 26, 2005 respectively, which report appears in the 2007 Annual Report on Form 10-K of Smart Modular Technologies (WWH), Inc..
KPMG Penang, Malaysia
November 12, 2007
KPMG, a partnership established under Malaysian law and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.